PRESS RELEASE

SkyWay Communications Holding Corp. Reports Financial Results For The Third Quarter of 2004.

Clearwater, Florida, March 26, 2004 – SkyWay Communications Holding Corp. (OTCBB: SWYC — News) Reports Financial Results For The Third Quarter of 2004. Third Quarter, 2004 For the third quarter of 2004, SkyWay reported a net loss of $6.258 million (7 cents per share), compared with net loss of $.140 million (1 cent per share) in the third quarter of 2003. The increases in expenses were the result of our merger with Sky Way Aircraft, Inc. and the fact that Sky Way Aircraft had minimal operations during the nine months ended January 31, 2003. The company reported quarterly sales of $0.015 million versus $ 0.0 during the quarter ended 2003. The revenue represents company sales from their wireless division as it begins to focus on sales to multi development units. As of the quarter end we had a cash position of approximately $1,535,000.

In addition, during the current quarter, the company procured a DC-9 for $2.112 million, including improvements. Of this amount, $1.5 million is funded with a promissory note. The company is currently having the plane retrofitted with the equipment necessary to demonstrate the company’s technology and provide the information necessary to obtain FCC certifications which are necessary for installations in commercial aircraft. It is expected that the aircraft will be available for testing in early May 2004.

2004 Year-to-Date Results, Since Inception and Subsequent Events

The company’s net loss for the first nine months of 2004 was $13.3 million ($.19 per share). For the first nine months of 2003, the company recorded a net loss of $.3 million ($.04 cents per share).

From our inception on April 24, 2002 to January 31, 2004, we incurred operating losses of approximately $14,600,000 (approximately $10,000,000 of this loss was from non-cash stock based compensation expense) and at January 31, 2004 we had a net working capital deficit of approximately $904,000. Net cash used in operating activities for the period from April 24, 2002 to January 31, 2004 was approximately $4,278,000. Net cash used from investing activities for equipment and an aircraft, after borrowings of $1,500,000 secured by the aircraft, was approximately $1,756,000. We funded these needs through the sale of common stock and advances from related parties that were converted to common stock which have provided us approximately $7,900,000.

Between February 1, 2004 and March 9, 2004, we raised an additional approximate $4,500,000 from the sale of common stock and as of March 9, 2004, we had approximately $3,700,000 of cash on hand.

We believe our cash resources are sufficient to satisfy our cash requirements over the next 5 months based upon our current run rate. We will need to secure a minimum of $3,000,000 more to satisfy requirements for our full 12 months of operations, but we also will need an additional minimum of $5,000,000 to finance our planned expansion, which funds will be used for product development, capital procurement and personnel. In order to become profitable we may still need to secure additional debt or equity funding.

We may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in Sky Way Aircraft’s stage of development, many of which are beyond our control. These include, but are not limited to, unanticipated problems relating to the development of the system, production and marketing problems, additional costs and expenses that may exceed current estimates, and competition. “The quarterly and year to date results are in line with our expectations” according to Brent Kovar, President of SkyWay Communications Holding Corp. “From a cash position, the company is in its best position since its inception which will allow us to continue to build out our network, move forward with the approval process for the equipment to be installed in aircraft, and obtain capital equipment needed in support of the operations”. “With the recent approval from the FCC, which has granted us licenses for 114 towers we qualify as the largest Air To Ground network in the world. This will allow us to broadcast seamlessly to airborne aircraft providing in-flight entertainment and Homeland Security solutions anywhere in the United States territory. Finally, with the procurement of the DC-9 and other aircraft we have available, we are in the process of testing our technology in the transmission of data between the ground and air. We have demonstrated that video and internet connection data can be transmitted between the ground and airplanes using our technology and we are in the process of additional testing to refine these communication links. All of the tests are functioning as planned at this time”.

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company’s ability to implement its technology, obtain additional funds and achieve its targets. Additional factors that may cause actual results to differ materially from those indicated by such forward looking statements are discussed in the company’s Form 10-KSB for the year ended April. 31, 2003 and Form 10-QSB for the quarters ended July 31, 2003, Oct. 31, 2003, and Jan. 31, 2004 which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

For more information about SkyWay Communications Holding Corp. please visit our website at www.skywayaircraftsecurity.com or our Investor Relations Department at stevek@positivereturns.usa

Contact:

    Contact:
    SkyWay Communications Holding Corp.
    Brent Kovar
    President
    (727) 535-8211
    http://www.skywayaircraftsecurity.com